SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                                (Amendment No. )*


                                ESSEX CORPORATION
                                (Name of Issuer)


                     COMMON STOCK, PAR VALUE $0.10 PER SHARE
                         (Title of Class of Securities)


                                   296744 10 5
                                 (CUSIP Number)

Check the following box if a fee is being paid with this statement . (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)

                                Page 1 of 4 Pages

--------------------------                                -------------------
CUSIP No. 296744 10 5               13G                     Page 2 of 4 Pages
--------------------------                                -------------------


--------------------------------------------------------------------------------
1   Name of Reporting Person                                  TERRY M. TURPIN
    S.S. or I.R.S. Identification No. of Above Person             ###-##-####
--------------------------------------------------------------------------------

2   Check the Appropriate Box if a Member of a Group*                      (a)

                                                                           (b)
--------------------------------------------------------------------------------

3   SEC Use Only

--------------------------------------------------------------------------------
4   Citizenship or Place or Organization              United States of America
--------------------------------------------------------------------------------

                                       5        Sole Voting Power
    Number                                               261,304
                                       -----------------------------------------

    Of Shares                          6        Shared Voting Power
                                                          54,889
                                       -----------------------------------------
    Beneficially
                                       7        Sole Dispositive Power
    Owned by Each                                        261,304
                                       -----------------------------------------

    Reporting Person                   8        Share Dispositive Power
                                                          54,889
                                       -----------------------------------------
    With

--------------------------------------------------------------------------------
9   Aggregate Amount Beneficially Owned by Each Reporting Person
    316,193
--------------------------------------------------------------------------------

10  Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*
    N/A
--------------------------------------------------------------------------------

11  Percent of Class Represent by Amount in Row 9                       7.13%
--------------------------------------------------------------------------------

12  Type of Reporting Person                                            IN

--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549





                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934





Check the following box if a fee is being paid with this statement

ITEM 1(A) - NAME OF ISSUER:

ESSEX CORPORATION

ITEM 1(B) - ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

9150 Guilford Road, Columbia, MD  21046-1891

ITEM 2(A) - NAME OF PERSON FILING:

Terry M. Turpin

ITEM 2(B) - TITLE OF CLASS OF SECURITIES:

Common Stock, par value $0.10 per share

ITEM 2(E) - CUSIP NUMBER:

296744 10 5

ITEM 3 - TYPE OF FILING:

Initial

ITEM 4 - OWNERSHIP:

         (a)  Amount of Beneficially Owned:                        316,193

         (b)  Percent of Class:                                    7.13%


                            Page 3 of 4 Pages

         (c)  Number of shares as to which such person has:

              (i)    sole power to vote or direct to vote            261,304
                                                                     -------

              (ii)   shared power to vote or direct to vote           54,889
                                                                      ------

              (iii)  sole power to dispose of or to direct the
                     disposition of                                  261,304
                                                                     -------

              (iv)   shared power to dispose or to direct the
                     disposition of                                   54,889
                                                                      ------


ITEM 5 - OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

N/A

ITEM 6 - OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

N/A

         IDENTIFICATION  AND  CLASSIFICATION  OF THE SUBSIDIARY WHICH ACQUIRED
ITEM 7 - THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

N/A

ITEM 8 - IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF GROUP:

N/A

ITEM 9 - NOTICE OF DISSOLUTION OF GROUP:

N/A

ITEM 10 - CERTIFICATION

N/A

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:    9/15/98                            By:      /S/ TERRY M. TURPIN
         -------                                     -------------------
                                                     Terry M. Turpin


                                Page 4 of 4 Pages